Exhibit 5

December 8, 2006

Sirius Satellite Radio Inc. 1221 Avenue of the Americas, 36th Floor New York, New York 10020 Ladies and Gentlemen:

     I am General Counsel of Sirius Satellite Radio Inc., a Delaware corporation (the “Company”). This letter is being delivered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of 40,000,000 shares of Common Stock, par value $0.001 per share (the “Shares”), to be acquired by certain Company employees under the Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan, as amended (the “Long-Term Stock Incentive Plan”), and the Sirius Satellite Radio Inc. 401(k) Savings Plan (the “401(k) Plan” and, together with the Long-Term Incentive Plan, the “Plans”).

     I have examined the Registration Statement and the Plans. I also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. In rendering the opinions below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualification and limitations stated herein, I am of the opinion that the Shares to be issued by the Company pursuant to the Plans have been duly authorized and, upon their issuance and delivery in accordance with the Plans, will be validly issued, fully paid and nonassessable.

     I do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

     I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Patrick L. Donnelly
Patrick L. Donnelly